The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 10, 2009

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-147796

Prospectus Supplement to Prospectus dated December 3, 2007

11,500,000 Shares

VULCAN MATERIALS COMPANY

Common Stock

We are offering 11,500,000 shares of our common stock, par value $1.00 per share. The common stock is listed on the New York Stock Exchange under the symbol “VMC.” The last reported sale price of the common stock on June 10, 2009, was $43.97 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein, to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Vulcan Materials Company (before expenses)	$	$

To the extent the underwriters sell more than 11,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,725,000 shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment in New York, New York on or about June    , 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Merrill Lynch & Co.

J.P.Morgan	Wachovia Securities

Prospectus Supplement dated June   , 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the common stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

SUMMARY

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Vulcan”, the “company”, “we”, “our”, or “us” refer to Vulcan Materials Company and its consolidated subsidiaries.

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to “Risk Factors” in this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

Vulcan Materials Company

We provide infrastructure materials that are required by the American economy. Headquartered in Birmingham, Alabama, we are the nation’s largest producer of construction aggregates, primarily crushed stone, sand and gravel, a major producer of asphalt and concrete and a leading producer of cement in Florida. We are a New Jersey corporation that was incorporated on February 14, 2007.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242, and our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into, and you should not consider it to be a part of, this prospectus supplement or the accompanying prospectus.

Recent Developments

Dividends on common stock

In connection with this offering, we announced that our board of directors intends to reduce the quarterly common stock dividend to $0.25 from $0.49 per share, effective for the third quarter of 2009. This reduction will increase cash available to the company by approximately $100 million annually.

Outlook for 2009

Vulcan has updated its outlook for 2009.

Aggregates shipments in the second quarter of 2009 are expected to be 27 to 32 percent lower than the second quarter of 2008 due to weak demand and unusually wet weather in key markets. Second quarter aggregates prices are anticipated to increase 4 to 5 percent from the same period in the prior year. Shipments in the second half of 2009 are expected to decline from the second half of 2008, but second half comparisons should improve over first half comparisons as the result of weather improvements and the initial impacts of federal stimulus funds. We now expect full year 2009 aggregate shipments, including some projected incremental demand in the second half of 2009 from the stimulus plan, to decline 17 to 20 percent from 2008 levels. Full year 2009 aggregates prices should increase 4 to 5 percent from the 2008 levels, reflecting stable price growth.

As a result of the foregoing factors, we estimate that second quarter earnings from continuing operations will be in the range of $0.15 to $0.30 per diluted share. For the second half of 2009, we estimate earnings of $0.85 to $1.00 per share, compared to 2008 second half earnings of $0.65 per share. Full year 2009 earnings from continuing operations are expected to be in the range of $0.70 to $1.00 per diluted share. These estimates do not reflect the issuance of the common stock in this offering.

For the full year 2009, capital spending is expected to be approximately $175 million, down sharply from the $353 million spent in 2008. Debt reduction and achieving target debt to total capital ratios of 35 to 40 percent remain a priority use of cash flows, including the funds generated by this offering and the proposed reduction in common stock dividends. The company now expects to reduce total debt by approximately $700 million during 2009 from proceeds of this offering, cash flow from operations and the proposed reduction in the common stock dividends.

The above estimates are subject to change, and actual results may differ significantly from these estimates.

The Offering

The following summary contains basic information about this offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, you should read the section of this prospectus supplement entitled “Description of Capital Stock.”

Issuer	Vulcan Materials Company

Common stock offered by us	11,500,000 shares

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 1,725,000 shares.

Common stock outstanding after this offering	122,056,089 shares (or 123,781,809 shares if the option to purchase additional shares is exercised in full)(1)

Use of proceeds after expenses	Debt reduction and general corporate purposes, which may include additional opportunities for strategic investment.

Dividends	For a description of our dividend policy, see “Description of Capital Stock — Dividend Policy”, “Price Range of Common Stock and Dividends” and “Summary — Recent Developments in this prospectus supplement.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

NYSE symbol	“VMC”

Registrant and transfer agent	The Bank of New York Mellon

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 110,556,809 shares of common stock outstanding as of March 31, 2009 and excludes the following: 8,886,003 shares of common stock underlying options, performance stock units and deferred stock units outstanding as of March 31, 2009 granted under our equity compensation plans; and 2,232,697 shares of common stock reserved and available for future issuance as of March 31, 2009 under our equity compensation plans.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. Often, forward-looking statements can be identified by the use of words such as “anticipate,” “may,” “believe,” “estimate,” “project,” “expect,” “intend,” and words of similar import. In addition to the statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, we may from time to time make other oral or written forward-looking statements in other filings under the Exchange Act or in other public disclosures. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions could differ materially from those expressed in or implied by the forward-looking statements. All forward-looking statements are made as of the date of filing or publication. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein, the following assumptions, risks and uncertainties related to our business, among others, could cause actual results to differ materially from those described in or contemplated by the forward-looking statements:

•	general economic and business conditions;

•	changes in interest rates;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative action;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	our ability to secure and permit aggregate reserves in strategically located areas;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of our chemicals business;

•	our ability to manage and successfully integrate acquisitions;

•	the risks and uncertainties related to the acquisition of Florida Rock including our ability to successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies;

•	the possibility that business may suffer because management’s attention is diverted to integration concerns;

•	the impact of the global financial crisis on our business and financial condition;

•	our ability to estimate the magnitude and timing of construction spending related to the federal economic stimulus plan signed into law on February 17, 2009;

•	our ability to successfully complete the announced common stock offering; and

•	other assumptions, risks and uncertainties detailed from time to time in our filings made with the SEC.

Investors are cautioned not to rely unduly on such forward-looking statements when evaluating the information presented in our filings, and are advised to consult our future disclosures in filings made with the SEC and our press releases with regard to our business and consolidated financial position, results of operations and cash flows.

RISK FACTORS

Any investment in our common stock will involve risks. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in our common stock is suitable for you. In addition to the risk factors set forth below, we specifically refer you to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein. If any of these risks actually occurs, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to an Investment in our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of common stock owned at times or at prices you find attractive.

Our common stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include those described in “Forward-Looking Statements.” Since January 1, 2009, the closing sale price of our shares of common stock on the NYSE has ranged from $34.55 to $69.95 per share. In recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the price of our common stock, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market price for our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting” below, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk that future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock may be subject to the prior dividend rights of holders of our preferred stock or depositary shares representing such preferred stock, if any, then outstanding. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as our compliance with covenants and financial ratios related to existing or future indebtedness. Although we have historically declared cash dividends on our common stock, we are not required to do so and our board of directors may reduce, defer or eliminate our common stock dividend in the future. In connection with this offering, we announced that our board of directors intends to reduce any quarterly common stock dividend to $0.25 per share from $0.49 per share, effective for the third quarter of 2009.

We may make additional offerings of debt that would be senior to our common stock upon liquidation and/or preferred equity securities that may be senior to our common stock for purposes of dividend distributions or upon liquidation, which may adversely affect the market price of our common stock.

We may make additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Anti-takeover laws and certain charter provisions may adversely affect the market price of our common stock.

Certain provisions of New Jersey law and our restated certificate of incorporation may make it more difficult for someone to acquire control of us without our board of directors’ approval, as described in this prospectus supplement under “Description of Capital Stock.”

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $      (or approximately $      if the underwriters exercise their option to purchase additional shares in full) from this offering. We intend to use the net proceeds for debt reduction and general corporate purposes, which may include additional opportunities for strategic investment.

Our five-year credit facility matures in November 2012. At June 9, 2009, we had approximately $735 million in borrowings under that facility at an interest rate of 0.62% per year. We also had approximately $121 million in outstanding commercial paper at such date, with a weighted average interest rate of 0.70% per year.

For certain relationships between us and the underwriters and their affiliates, see “Underwriting”.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the NYSE under the symbol “VMC.” As of March 31, 2009, we had 110,556,809 shares of our common stock issued and outstanding.

The following table sets forth for the periods indicated the high and low reported sales prices of our common stock on the NYSE, and the cash dividends declared per share during such periods.

			Dividends
	High	Low	Declared
	Sale Price	Sale Price	per Share

2009:
Second Quarter (through June 10, 2009)	$53.94	$39.65	$0.49
First Quarter	$71.26	$34.30	$0.49
2008:
Fourth Quarter	$77.95	$39.52	$0.49
Third Quarter	$100.25	$49.39	$0.49
Second Quarter	$84.73	$59.26	$0.49
First Quarter	$79.75	$60.20	$0.49
2007:
Fourth Quarter	$96.09	$77.04	$0.46
Third Quarter	$116.52	$80.50	$0.46
Second Quarter	$128.62	$111.46	$0.46
First Quarter	$125.79	$87.27	$0.46

On June 10, 2009, the last reported sale price of our common stock on the NYSE was $43.97 per share.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. In addition, holders of our common stock may be subject to the prior dividend rights of holders of our preferred stock or depositary shares representing such preferred stock, if any, then outstanding. On May 8, 2009, our board of directors declared a quarterly dividend of $0.49 per share, payable June 10, 2009, to shareholders of record as of May 26, 2009. In connection with this offering, we announced that our board of directors intends to reduce any quarterly common stock dividend to $0.25 per share from $0.49 per share, effective for the third quarter of 2009.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which the accompanying prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference as exhibits to the registration statement of which the accompanying prospectus constitutes a part.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. See “— Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.

The rights under our shareholder rights agreement with The Bank of New York, as rights agent, expired on November 15, 2008, and the expiration date of the rights has not been extended.

The transfer agent for the common stock is The Bank of New York Mellon.

Preference Stock

Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of shareholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the establishment of a sinking fund, if any, for the purchase or redemption of shares;

•	the amount payable to holders for each share owned if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	any voting rights applicable to the series of preference stock;

•	the seniority or parity of the dividends or right to assets of the series with respect to other series of preference stock;

•	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and

•	any other rights, preferences or limitations of such series.

Rights with respect to shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified by our board of directors.

Our ability to issue preference stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. In addition, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable NYSE requirements.

Dividend Policy

Our policy is to pay out a reasonable share of net cash provided by operating activities as dividends, consistent on average with the payout record of past years, and consistent with the goal of maintaining debt ratios within prudent and generally acceptable limits. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant. In connection with this offering, we announced that our board of directors intends to reduce any quarterly common stock dividend to $0.25 per share from $0.49 per share, effective for the third quarter of 2009.

Special Charter Provision

Our certificate of incorporation contains a “fair price” provision that applies to certain business combinations (as defined in our certificate of incorporation) involving any person that (1) beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock entitled to vote thereon (“Voting Stock”), (2) is our affiliate and has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or (3) is any assignee of Voting Stock from such an interested person (each of these an “Interested Shareholder”). The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such business combination.

This voting requirement will not apply to certain business combinations, including:

•	any business combination in which (A) the aggregate amount of consideration other than cash to be received by the holders of each class of our Voting Stock in such business combination is at least equal to the highest of: (1) the highest price per share paid by the Interested Shareholder for shares of Voting Stock of the same class on the date the person first became an Interested Shareholder; (2) the highest price per share paid by the Interested Shareholder for any shares of Voting Stock of such class, which purchase was consummated in the two years prior to and ending with the announcement date (as defined in our certificate of incorporation); or (3) the fair market value (as defined in our certificate of incorporation) per share of the Voting Stock of the same class on the announcement date or the date on which the person first became an Interested Shareholder, whichever is higher; (B) after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such business combination, there shall have been (1) no reduction in the annual rate of dividends paid on the Voting Stock except as approved by a majority of continuing directors (as defined in our certificate of incorporation) and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure to increase such annual rate is approved by a majority of the continuing directors; (C) after such Interested Shareholder has become an Interested Shareholder and prior to the announcement date, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except in a transaction complying with the requirements for tender offers in Section 14(D) of the Exchange Act; (D) after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly, of any financial assistance provided by the company, whether in anticipation of or in connection with such business combination or otherwise, subject to certain exceptions, and (E) an information statement describing the proposed business combination and complying with the requirements of Section 14(c) of the Exchange Act, or if required, a proxy statement, shall be mailed to all shareholders of the company at least 30 days prior to the consummation of such business combination; or

•	any business combination that is approved by a majority of our continuing directors.

This provision could have the effect of delaying or preventing a change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the voting power of our Voting Stock.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An “interested shareholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

•	the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder;

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets; or

•	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

CERTAIN UNITED STATES TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder who holds the common stock as a capital asset. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder (including non-U.S. holders that are subject to special treatment under the United States federal income tax laws, such as United States expatriates) and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, your holding period for the common stock), more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes

Common stock held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general (and except as described below), backup withholding and information reporting will not apply to a distribution of dividends on our common stock paid to you, or to the proceeds from the disposition of the common stock by you, in each case, if you certify, under penalties of perjury, that you are a non-United States person and the payor does not have actual knowledge or reason to know to the contrary. In general, if your common stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service. Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of this offering and as the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC

Total	11,500,000

The underwriters are committed to take and pay for all of the shares of common stock being offered other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,725,000 shares of common stock from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,725,000 additional shares.

Paid by the Company	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and our directors each have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our respective shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus supplement and the accompanying prospectus, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time. This prospectus supplement and the accompanying prospectus as well as any other material relating to the shares are personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out in them, and has no responsibility for them. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorised financial adviser.

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $     .

We and the underwriters have agreed to indemnify or contribute payments to each other against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. Affiliates of each of the representatives and certain of the other underwriters are lenders under various of our credit agreements and will receive a portion of the proceeds of this offering. In addition, affiliates of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are dealers in our commercial paper program, and an affiliate of J.P. Morgan Securities Inc. is the issuing and paying agent for that program. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10 percent of the proceeds of this offering, not including underwriting discounts and commissions, as repayment of such loans, this offering will be conducted in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority, Inc.

Donald M. James, our chairman and chief executive officer, and Donald B. Rice, one of our independent directors, are directors of Wells Fargo & Company, an affiliate of Wachovia Capital Markets, LLC, one of the underwriters.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities by means of this prospectus supplement is terminated.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus.

Vulcan Materials Company
(File No. 001-33841) (Formerly
Virginia Holdco, Inc.)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2008

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2009

Current Reports on Form 8-K	November 16, 2007 (the description of our common stock is contained in this filing, which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Exchange Act), as revised by our Current Report on Form 8-K/A filed on November 21, 2007

Current Reports on Form 8-K	Filed January 29, 2009, February 19, 2009, February 27, 2009, March 25, 2009 and April 1, 2009

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr., Secretary.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SHARES

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP will rely with respect to all matters of New Jersey law upon Lowenstein Sandler PC, Roseland, New Jersey.

PROSPECTUS

VULCAN MATERIALS COMPANY

Debt Securities
Common Stock
Preference Stock
Depository Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Vulcan Materials Company may, from time to time, in one or more offerings, offer and sell debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units to the public. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, together with the documents incorporated by reference, carefully before you invest.

This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

As more fully described below under “Mergers,” on November 16, 2007, Vulcan Materials Company, a New Jersey corporation (“Legacy Vulcan”), and Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), each consummated a merger transaction with a separate wholly-owned subsidiary of ours, as a result of which Legacy Vulcan and Florida Rock became our wholly-owned subsidiaries. In connection with the mergers, we were renamed Vulcan Materials Company and Legacy Vulcan was renamed Legacy Vulcan Corp. After the mergers, the shareholders of Legacy Vulcan and Florida Rock became the shareholders of Vulcan.

You should carefully read and evaluate the risk factors included in the documents we incorporate by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and in our periodic reports as well as the other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 2.

We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any underwriters and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The date of this prospectus is December 3, 2007.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time offer and/or sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts, and stock purchase units we may offer. Each time we sell any such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries. References in this prospectus to “Legacy Vulcan” are to Legacy Vulcan Corp. and its consolidated subsidiaries. References to “Florida Rock” are to Florida Rock Industries, Inc. and its consolidated subsidiaries.

THE COMPANY

Vulcan Materials Company provides infrastructure materials that are required by the American economy. Headquartered in Birmingham, Alabama, we are the nation’s leading producer of construction aggregates: primarily crushed stone, sand and gravel. We are traded on the New York Stock Exchange under the symbol “VMC.” We are a New Jersey corporation that was incorporated on February 14, 2007 and has held Legacy Vulcan, formerly named Vulcan Materials Company, and Florida Rock as direct wholly-owned subsidiaries since the completion of the mergers described below. We were previously named Virginia Holdco, Inc. and were renamed Vulcan Materials Company after consummation of the mergers. Our principal executive offices are located at 1200 Urban Center Drive, Birmingham, Alabama 35242. Our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

Legacy Vulcan

Legacy Vulcan Corp. is a New Jersey corporation incorporated in 1956 and is the nation’s largest producer of construction aggregates and a major producer of asphalt mix and concrete. Legacy Vulcan’s construction materials business produces and sells aggregates—primarily crushed stone, sand and gravel—that are used in nearly all forms of construction. In particular, large quantities of aggregates are used to build roads and nonresidential infrastructure.

Florida Rock

Florida Rock, a Florida corporation incorporated in 1945, is one of the nation’s leading producers of construction aggregates, a major provider of ready-mix concrete and concrete products in the Southeastern and mid-Atlantic states and a significant supplier of cement in Florida and Georgia. Florida Rock is engaged in the mining, processing, distribution and sale of sand, gravel and crushed stone, the production of ready-mix concrete and concrete products, as well as the sales of other building materials, the production and sales of Portland and masonry cement, the importation of cement and slag and the sale of calcium products to the animal feed industry.

MERGERS

On February 19, 2007, Legacy Vulcan and Florida Rock announced that they entered into a definitive merger agreement. The transactions contemplated by the merger agreement were consummated on November 16, 2007, at which time 30% of the outstanding shares of common stock of Florida Rock were each converted into the right to receive 0.63 shares of our common stock, and each outstanding share of Legacy Vulcan was converted into one share of our common stock. In connection with the merger, Legacy Vulcan and Florida Rock both became our wholly-owned subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and the section captioned “Risk Factors” in Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, as the same may be updated from time to time, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. Please also refer to the section below entitled “Information Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the securities by means of this prospectus is terminated.

These documents contain important business and financial information about Legacy Vulcan, Florida Rock and us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841)
(formerly Virginia Holdco, Inc.)	Period

Current Reports on Form 8-K	November 16, 2007 (the description of our common stock is contained in this filing, which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Exchange Act), as revised by our Current Report on Form 8-K/A filed on November 21, 2007, and November 21, 2007

Legacy Vulcan Corp. (File No. 001-04033)
(formerly Vulcan Materials Company)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006, as revised by our Current Report on Form 8-K filed on July 12, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007
Current Reports on Form 8-K	February 20, 2007, July 12, 2007, July 17, 2007 and October 15, 2007

Florida Rock Industries, Inc. (File No. 001-07159)	Period

Annual Report on Form 10-K	Fiscal year ended September 30, 2007

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC such information or exhibit is specifically not incorporated by reference into this document.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr.

If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document or prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and Florida Rock’s Annual Report on Form 10-K for the year ended September 30, 2007, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

–	the possibility that problems may arise in successfully integrating the businesses of the two companies;

–	the possibility that the mergers may involve unexpected costs;

–	the possibility that the combined company may be unable to achieve cost-cutting synergies;

–	the possibility that the businesses may suffer as a result of uncertainty surrounding the mergers;

–	the possibility that the industry may be subject to future regulatory or legislative actions;

–	the outcome of pending legal proceedings;

–	changes in interest rates;

–	the timing and amount of federal, state and local funding for infrastructure;

–	changes in the level of spending for residential and private nonresidential construction;

–	the highly competitive nature of the construction materials industry;

–	pricing of our products;

–	our ability to secure and permit aggregate reserves in strategically located areas;

–	weather and other natural phenomena;

–	energy costs;

–	costs of hydrocarbon-based raw materials;

–	increasing healthcare costs;

–	risks relating to certain divestitures that we are required by the Antitrust Division of the United States Department of Justice to complete as a result of the mergers;

–	the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of Legacy Vulcan’s chemicals business; and

–	other risks and uncertainties.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Legacy Vulcan is set forth below for the periods indicated. In addition to the historical ratios, pro forma ratios of earnings to fixed charges are presented that give effect to the mergers as if they had occurred on January 1, 2006. The pro forma ratios have been derived from, and should be read in conjunction with, Vulcan’s pro forma consolidated condensed financial statements for the year ended December 31, 2006 and the nine months ended September 30, 2007, including the notes thereto, included in our Current Report on Form 8-K/A filed on November 21, 2007 and incorporated by reference in this registration statement. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) fixed charges; (3) capitalized interest credits; (4) amortization of capitalized interest; and (5) distributed income of equity investees. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Historical						Pro Forma

					Nine Months		Nine Months
					Ended	Year Ended	Ended
Year Ended December 31,					September 30,	December 31,	September 30,

2002	2003	2004	2005	2006	2007	2006	2007

5.4x	5.7x	7.3x	8.7x	12.9x	13.0x	5.2x	4.8x

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for repaying debt incurred in connection with the mergers, retiring our outstanding commercial paper, financing any increase in working capital, acquisitions, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

We may issue from time to time one or more series of debt securities under an indenture (the “Indenture”) between us and Wilmington Trust Company, as trustee (the “Trustee”). The Indenture will not limit the amount of debt securities that we may issue. Citibank, N.A. will act as authenticating agent, paying agent, registrar and transfer agent for the debt securities under a paying agency agreement among us, Citibank, N.A. and the Trustee.

The debt securities will be our direct, unsecured obligations. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. We currently conduct substantially all of our operations through subsidiaries, and the holders of our debt securities (whether senior or subordinated) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The following description is only a summary of the material provisions of the Indenture for the debt securities and is qualified by reference to the Indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of any indenture that we may enter into may differ from the terms we describe below. We urge you to read the Indenture because it, and not this description, define your rights as a holder of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of debt securities. In some instances, certain of the precise terms of the debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

Terms Applicable to Debt Securities

The prospectus supplement, including any separate pricing supplement, for a particular series of debt securities will specify the following terms of that series of debt securities:

–	the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

–	the percentage of the principal amount at which the debt securities will be issued;

–	the date or dates on which the debt securities will mature;

–	the currency, currencies or currency units in which payments on the debt securities will be payable;

–	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

–	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

–	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

–	any sinking fund obligation with respect to the debt securities;

–	any terms pursuant to which the debt securities may be convertible or exchangeable into equity or other securities;

–	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

–	any special United States federal income tax consequences;

–	any addition to or change in the events of default described in this prospectus or the Indenture;

–	any addition to or change in the covenants described in this prospectus or the Indenture;

–	whether the debt securities will be issued in the form of one or more permanent global debt securities;

–	the exchanges, if any, on which the debt securities may be listed; and

–	any other material terms of the debt securities consistent with the provisions of the Indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Original Issue Discount Securities

Some of the debt securities may be issued as “original issue discount securities” to be sold at a substantial discount below their stated principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the debt securities may be accelerated will be set forth in the prospectus supplement relating to those debt securities. The prospectus supplement relating to a particular series of discounted debt securities will describe any Federal income tax consequences and other special consequences applicable to those discounted debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as the debt securities of that series issued on an earlier date. (Section 301) After such additional debt securities are issued, they will be fungible with the debt securities of that series issued on the earlier date.

Ranking

The senior debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our existing and any future senior indebtedness. The prospectus supplement relating to those debt securities will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to those subordinated debt securities and the approximate amount of senior indebtedness outstanding as of a then recent date.

Redemption and Repurchase

Debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to certain restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities that we offer will be described in the applicable prospectus supplement.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the debt securities equally and ratably with or prior to the debt secured by the lien. If we secure the debt securities in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the debt securities, as long as the other debt or obligations are not subordinate to the debt securities. This covenant has significant exceptions; it does not apply to the following liens:

–	liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to a particular series of debt securities, liens existing as of the time such debt securities are first issued;

–	liens in favor of us or any of our restricted subsidiaries;

–	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

–	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•	securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time or within one year after we acquire the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

–	liens securing all of the debt securities; and

–	any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets. (Section 101)

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitation on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

–	we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

–	within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

–	as to any particular series of debt securities, sale and leaseback transactions existing on the date the debt securities of that particular series are first issued. (Section 1007)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

(i)	the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture;

(ii)	immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii)	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

SEC Reports

We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the

Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(i)    failure to pay any interest on any debt securities of that series when due and payable, continued for 30 days;

(ii)   failure to pay principal of or any premium on any debt security of that series when due;

(iii)  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(iv)   failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

(v)    certain events involving bankruptcy, insolvency or reorganization. (Section 501)

If an event of default with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

–	conducting any proceeding for any remedy available to the Trustee; or

–	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

–	the holder has previously given to the Trustee written notice of a continuing event of default;

–	the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

–	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

We will furnish annually a statement to the Trustee by certain of its officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(i)     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(ii)    reduce the principal amount of, or any premium or interest on, any debt security;

(iii)   reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

(iv)    change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(v)     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(vi)    reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(vii)   reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii)  make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1008)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security were accelerated to that date.

Certain debt securities, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the debt securities within 90 days following the record date. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Sections 104, 502 and 512)

Defeasance

The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, may apply to the debt securities of any series or to any specified part of a series. (Section 1301)

Defeasance and Discharge. Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the debt securities (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge debt securities under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the debt securities money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants. Section 1303 of the Indenture provides that:

–       in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants—Restrictions on Secured Debt,” “Covenants—Limitation on Sale and Leasebacks,” “SEC Reports,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

–       in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the debt securities.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 308)

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the debt securities in accordance with the terms of the debt securities and the Indenture. (Section 1001)

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the Indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee. (Section 1002)

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Citibank, N.A. as security registrar and transfer agent. (Section 305) Any security registrar or transfer agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, we will not be required to:

–	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

–	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.

We have appointed Citibank, N.A. as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any paying agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We must maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 1002 and 1003)

Concerning the Trustee and Agent

Wilmington Trust Company will initially act as trustee and Citibank, N.A. will initially act as authenticating agent, paying agent, registrar and transfer agent for the debt securities issued pursuant to this prospectus. Citicorp USA Inc., an affiliate of Citibank, N.A., is a lender under our credit facilities.

The trustee may resign or be removed at any time with respect to the debt securities of any series by any act of holders of a majority in principal amount of the outstanding securities of such series, and we may appoint a successor trustee to act for such series. (Section 610)

We will describe in the applicable prospectus supplement any other material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand.

Governing Law

The laws of the State of New York will govern the Indenture and each series of debt securities. (Section 112)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depository identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

–	limited-purpose trust company organized under the New York Banking Law;

–	banking organization within the meaning of the New York Banking Law;

–	member of the U.S. Federal Reserve System;

–	clearing corporation within the meaning of the New York Uniform Commercial Code; and

–	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

–	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

–	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or

–	an event of default is continuing.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, and the rights agreement that we have entered into with The Bank of New York, which is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. See “—Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.

Our common stock is traded on the New York Stock Exchange under the trading symbol “VMC.” The transfer agent for the common stock is The Bank of New York.

Preference Stock

This section describes the general terms and provisions of our preference stock. The prospectus supplement for a series of preference stock will describe the specific terms of the shares of preference stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preference stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of preference stock with the SEC each time we issue a new series of preference stock. Each such amendment to our certificate of incorporation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amendment to our certificate of incorporation before deciding to buy shares of our preference stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of stockholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:

–	the designation of the series;

–	the number of shares within the series;

–	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

–	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

–	whether the shares are redeemable, the redemption price and the terms of redemption;

–	the establishment of a sinking fund, if any, for the purchase or redemption of shares;

–	the amount payable to you for each share you own if we dissolve or liquidate;

–	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

–	any restrictions on issuance of shares in the same series or any other series;

–	any voting rights applicable to the series of preference stock;

–	the seniority or parity of the dividends or assets of the series with respect to other series of preference stock;

–	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and

–	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preference stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For purposes of the rights plan described below, each holder of our common stock has one right for each share of common stock to purchase from us one one-hundredth of a share of our Series A Junior Participating Preference Stock, no par value (the “Series A preference stock”). The Series A preference stock will be issuable only in connection with the exercise of rights under the rights plan. For a description of the rights plan, please read “—Rights Agreement.” In addition, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable New York Stock Exchange requirements.

Dividend Policy

Our policy is to pay out a reasonable share of net cash provided by operating activities as dividends, consistent on average with the payout record of past years, and consistent with the goal of maintaining debt ratios within prudent and generally acceptable limits. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

Rights Agreement

Vulcan has entered into a shareholder rights agreement with The Bank of New York, as rights agent, under which each shareholder has one right for each share of common stock held. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Vulcan’s Series A Junior Participating Preference Stock, no par value, at a purchase price of $400. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The rights are attached to all Vulcan common stock and are represented by the certificates representing the common stock, and no separate certificates representing the rights will be distributed except as follows. The rights will separate from the common stock, and be represented by separate rights certificates, upon the earlier of:

–  10 days following the date of any public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or

–  10 business days following the commencement or announcement of an intention to make, a tender offer or exchange offer that would result in a person beneficially owning 15% or more of the outstanding common stock.

Until the rights separate from the common stock to which they will be attached, or an earlier date on which these rights are redeemed, exchanged or expire:

–  the rights will be evidenced by the common share certificates and will be transferred only with them,

–  all common share certificates will contain a notation incorporating the terms of the rights agreement by reference and

–  the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificates.

As soon as practicable after the date when the rights separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on that date and, after that time, the separate right certificates alone will represent the rights. Only common stock issued prior to the date when the rights separate from the common stock will be issued with rights. The rights are not exercisable until their separation from the common stock and will expire on November 15, 2008, unless our board exchanges or redeems them earlier, as described below.

If a third party acquires 15% or more of the outstanding common stock, as described above, thus triggering a separation of the rights from the common stock, each holder of a right will thereafter have the right to receive, upon exercise and payment of the exercise price, common stock having a value equal to two times the exercise price.

If, at any time after a third party acquires, or obtains the right to acquire beneficial ownership of, 15% or more of the outstanding common stock, as described above,

–	Vulcan is acquired in a merger or other business combination,

–	an acquiring firm merges into Vulcan or

–	50% or more of Vulcan’s assets or earning power is sold or transferred,

each holder of a right shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquirer having a value equal to twice the exercise price.

Any rights that are or were owned by an acquirer of beneficial ownership of 15% or more of the outstanding common stock will be null and void.

At any time prior to the earlier of the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding common stock, or November 15, 2008, our board may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. Immediately upon our board ordering the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price.

Our board may amend any provision of the rights agreement without approval of the holders of the rights prior to the time a person becomes an acquiring person. After this date, the board may not amend the rights agreement in any manner that would adversely affect the interests of the holders of the rights.

Until a right is exercised, a holder of rights will have no rights as a Vulcan shareholder, including the right to vote and to receive dividends, beyond its rights as an existing shareholder.

The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire 15% or more of the outstanding common stock without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. The rights are not intended to prevent a takeover, but are designed to enhance the ability of our board to negotiate with an acquirer on behalf of all the shareholders. The rights should also not interfere with any merger or other business combination approved by our board and the Vulcan shareholders because the board may redeem the rights.

Special Charter Provision

Our certificate of incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock (“Voting Stock”) or that is an affiliate of Vulcan that has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or any assignee of Voting Stock from such a person, each of these an “Interested Shareholder.” The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such transaction.

This voting requirement will not apply to certain transactions, including:

–	any transaction in which the consideration to be received by the holders of each class of capital stock is equal to the highest of (1) the highest price per share paid by the Interested Shareholder on the date the person first became an Interested Shareholder; (2) the highest price per share the Interested Shareholder paid for a share of such class, which purchase was consummated in the past two years; (3) the fair market value per share of the same class on the day such transaction was announced; and (4) the fair market value per share of the same class on the day the person became an Interested Shareholder; or

–	any transaction that is approved by our continuing directors (as defined in our certificate of incorporation).

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the Voting Stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An “interested shareholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding Voting Stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

–	the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

–	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets or

–	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

DESCRIPTION OF DEPOSITORY SHARES

We may offer preference stock represented by depository shares and issue depository receipts evidencing the depository shares. Each depository share will represent a fraction of a share of preference stock. Shares of preference stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depository” and the holders of the depository receipts of that series. Subject to the terms of the applicable deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fraction of a share of preference stock represented by the depository shares evidenced by the depository receipt, to all the rights and preferences of the preference stock represented by such depository shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preference stock to the depository, we will cause the depository to issue depository receipts for the applicable series on our behalf.

If depository shares of a series are offered, the prospectus supplement for such depository shares will describe the terms of such depository shares, the applicable deposit agreement and any related depository receipts, including the following, where applicable:

–	the payment of dividends or other cash distributions to the holders of depository receipts when such dividends or other cash distributions are made with respect to the preference stock;

–	the voting by a holder of depository shares of the preference stock underlying such depository shares at any meeting called for such purpose;

–	if applicable, the redemption of depository shares upon our redemption of shares of preference stock held by the depository;

–	if applicable, the exchange of depository shares upon an exchange by us of shares of preference stock held by the depository for debt securities or common stock;

–	if applicable, the conversion of the shares of preference stock underlying the depository shares into shares of our common stock, other shares of our preference stock or our debt securities;

–	the terms upon which the deposit agreement may be amended and terminated;

–	a summary of the fees to be paid by us to the depository;

–	the terms upon which a depository may resign or be removed by us; and

–	any other terms of the depository shares, the deposit agreement and the depository receipts.

If a holder of depository receipts surrenders the depository receipts at the corporate trust office of the depository, unless the related depository shares have previously been called for redemption, converted or exchanged into other securities of Vulcan Materials Company, the holder will be entitled to receive at the corporate trust office the number of shares of preference stock and any money or other property represented by such depository shares. Holders of depository receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preference stock on the basis of the proportion of preference stock represented by each depository share as specified in the applicable prospectus supplement. Holders of shares of preference stock received in exchange for depository shares will no longer be entitled to receive depository shares in exchange for shares of preference stock. If the holder delivers depository receipts evidencing a number of depository shares that is more than the number of depository shares representing the number of shares of preference stock to be withdrawn, the depository will issue the holder a new depository receipt evidencing such excess number of depository shares at the same time.

The description of depository shares in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable deposit agreement, which will be filed with the SEC each time we issue depository shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preference stock, depository shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preference stock, depository shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

If warrants of a series are offered, the applicable prospectus supplement will describe the terms of such warrants and the applicable warrant agreement, including the following, where applicable:

–	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

–	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

–	the number of shares and series of preference stock or depository shares purchasable upon the exercise of warrants to purchase preference stock or depository shares and the price at which such number of shares of such series of preference stock or depository shares may be purchased upon such exercise;

–	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

–	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

–	United States federal income tax consequences applicable to such warrants;

–	the amount of warrants outstanding as of the most recent practicable date; and

–	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preference stock, depository shares, or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preference stock, depository shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preference stock, depository shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock, preference stock or depository shares purchasable upon such exercise, or to exercise any applicable right to vote associated with such common stock, preference stock or depository shares.

The description of warrants of a particular series in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preference securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

TAXATION

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through agents, underwriters, dealers or directly to purchasers (which may include our affiliates and shareholders), in a rights offering, or through a combination of these methods. The prospectus supplement for particular securities will include the terms of the offering and the purchase price or initial public offering price of the securities.

–	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

–	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

–	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities. The underwriters will acquire the securities for their own account.

–	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

–	Underwriters will be allowed to offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters will use this prospectus in conjunction with the applicable prospectus supplement to sell our securities.

–	Unless otherwise stated in the applicable prospectus supplement, the underwriters’ obligation to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.

–	The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or paid to dealers.

–	The underwriters will be able to resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

–	During and after an offering through underwriters, the underwriters will be allowed to purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

–	The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

We may use a dealer to sell our securities.

–	If we use a dealer, we, as principal, will sell our securities to the dealer.

–	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

–	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may sell our securities in accordance with a redemption or repayment pursuant to their terms by one or more remarketing firms, acting as principals for their own accounts or as agents by

us. We will identify any remarketing firm, the terms of its agreements, if any, with us, and its compensation in the applicable prospectus supplement.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

–	If we use delayed delivery contracts, we will disclose that we are using them in our applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

–	These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable prospectus supplement.

–	We will indicate in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

We may indemnify agents, underwriters, dealers and remarketing firms, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, as to matters governed by New Jersey law, Lowenstein Sandler PC, and as to matters governed by New York law, Wachtell, Lipton, Rosen & Katz will issue an opinion for us on the validity of the securities offered hereby. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Legacy Vulcan incorporated by reference from Legacy Vulcan’s Current Report on Form 8-K filed on July 12, 2007, and the related financial statement schedule for each of the three years in the period ended December 31, 2006, incorporated by reference from Legacy Vulcan’s Annual Report on Form 10-K and the financial statements from which the Selected Historical Financial Data included in this prospectus have been derived have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements, which includes an explanatory paragraph referring to the Company’s adoption of SFAS 123(R), “Share-Based Payment;” SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R);” and EITF Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry;” and an explanatory paragraph referring to Legacy Vulcan’s retrospective application of FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” (2) express an unqualified opinion on the financial statement schedule, (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Florida Rock as of September 30, 2007 and 2006, and for each of the years in the three-year period ended September 30, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of the said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements for the year ended September 30, 2007 refers to a change in the method of computing share-based compensation as of October 1, 2005 and a change in the method of accounting for defined benefit postretirement plans as of September 30, 2007.

Vulcan Materials Company

11,500,000 Shares

Common Stock

Goldman, Sachs & Co.
Merrill Lynch & Co.
J.P.Morgan
Wachovia Securities